UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                                SCHEDULE 13G


                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT _)*


                          SOVRAN SELF STORAGE INC.
---------------------------------------------------------------------------
                              (Name of Issuer)

                  COMMON STOCK, PAR VALUE $0.01 PER SHARE
---------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 84610H108
                ------------------------------------------
                               (CUSIP Number)

                                JULY 3, 2002
                ------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         |_|      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         |_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                    *SEE INSTRUCTIONS BEFORE FILLING OUT

    ------------------ -------------------------   ----------------------------
    CUSIP NO.          84610H108                   PAGE   2   OF    11    PAGES
    -------- ------------------------------------------------------------------
       1     NAME OF REPORTING PERSON
             /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GEBAM, INC.
    -------- ------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)      |_|
                                                                   (b)      |X|
    -------- ------------------------------------------------------------------
       3     SEC USE ONLY

    -------- ------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE, U.S.A.
    -------------------- ------- ----------------------------------------------
                           5     SOLE VOTING POWER
         NUMBER OF
                                      0
          SHARES
                         ------- ----------------------------------------------
                           6     SHARED VOTING POWER
       BENEFICIALLY
                                      929,371
         OWNED BY
                         ------- ----------------------------------------------
           EACH            7     SOLE DISPOSITIVE POWER

         REPORTING
                                      0
          PERSON
                         ------- ----------------------------------------------
                           8     SHARED DISPOSITIVE POWER
           WITH
                                      929,371
    -------- ------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  929,371
    -------- ------------------------------------------------------------------
      10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                    |_|

    -------- ------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.74%
    -------- ------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON*

                  CO
    -------- ------------------------------------------------------------------

    ------------------ -------------------------   ----------------------------
    CUSIP NO.          84610H108                   PAGE   3   OF    11    PAGES
    -------- ------------------------------------------------------------------
       1     NAME OF REPORTING PERSON
             /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GENERAL ELECTRIC CAPITAL CORPORATION
    -------- ------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)      |_|
                                                                   (b)      |X|
    -------- ------------------------------------------------------------------
       3     SEC USE ONLY

    -------- ------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE, U.S.A.
    -------------------- ------- ----------------------------------------------
                           5     SOLE VOTING POWER
         NUMBER OF
                                      0
          SHARES
                         ------- ----------------------------------------------
                           6     SHARED VOTING POWER
       BENEFICIALLY
                                      929,371
         OWNED BY
                         ------- ----------------------------------------------
           EACH            7     SOLE DISPOSITIVE POWER

         REPORTING
                                      0
          PERSON
                         ------- ----------------------------------------------
                           8     SHARED DISPOSITIVE POWER
           WITH
                                      929,371
    -------- ------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  929,371
    -------- ------------------------------------------------------------------
      10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                       |_|

    -------- ------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.74%
    -------- ------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON*

                  CO
    -------- ------------------------------------------------------------------

    ------------------ -------------------------   ----------------------------
    CUSIP NO.          84610H108                   PAGE   4   OF    11    PAGES
    -------- ------------------------------------------------------------------
       1     NAME OF REPORTING PERSON
             /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GENERAL ELECTRIC CAPITAL SERVICES, INC.
    -------- ------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)      |_|
                                                                   (b)      |X|
    -------- ------------------------------------------------------------------
       3     SEC USE ONLY

    -------- ------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE, U.S.A.
    -------------------- ------- ----------------------------------------------
                           5     SOLE VOTING POWER
         NUMBER OF
                                      0
          SHARES
                         ------- ----------------------------------------------
                           6     SHARED VOTING POWER
       BENEFICIALLY
                                      DISCLAIMED.  SEE 9 BELOW.
         OWNED BY
                         ------- ----------------------------------------------
           EACH            7     SOLE DISPOSITIVE POWER

         REPORTING
                                      0
          PERSON
                         ------- ----------------------------------------------
                           8     SHARED DISPOSITIVE POWER
           WITH
                                      DISCLAIMED.  SEE 9 BELOW.
    -------- ------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON

                  BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.

    -------- ------------------------------------------------------------------
      10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |X|

    -------- ------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  DISCLAIMED.  SEE 9 ABOVE.
    -------- ------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON*

                CO
    -------- ------------------------------------------------------------------

    ------------------ -------------------------   ----------------------------
    CUSIP NO.          84610H108                   PAGE   5   OF    11    PAGES
    -------- ------------------------------------------------------------------
       1     NAME OF REPORTING PERSON
             /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GENERAL ELECTRIC COMPANY
    -------- ------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)      |_|
                                                                   (b)      |X|

    -------- ------------------------------------------------------------------
       3     SEC USE ONLY
    -------- ------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK, U.S.A.
    -------------------- ------- ----------------------------------------------
                           5     SOLE VOTING POWER
         NUMBER OF
                                      0
          SHARES
                         ------- ----------------------------------------------
                           6     SHARED VOTING POWER
       BENEFICIALLY
                                      DISCLAIMED.  SEE 9 BELOW.
         OWNED BY
                         ------- ----------------------------------------------
           EACH            7     SOLE DISPOSITIVE POWER

         REPORTING
                                      0
          PERSON
                         ------- ----------------------------------------------
                           8     SHARED DISPOSITIVE POWER
           WITH
                                      DISCLAIMED.  SEE 9 BELOW.
    -------- ------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON

                  BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.
    -------- ------------------------------------------------------------------
      10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |X|

    -------- ------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  DISCLAIMED.  SEE 9 ABOVE.
    -------- ------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON*

                  CO
    -------- ------------------------------------------------------------------

Item 1.

(a)      NAME OF ISSUER:   Sovran Self Storage Inc.

(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                   6467 Main Street
                   Buffalo, New York  14221

Item 2.

1.  (a) - (c)      NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
                   OFFICE; AND CITIZENSHIP:

                   Gebam, Inc.
                   292 Long Ridge Road
                   Stamford, Connecticut  06927


                   Citizenship:   Delaware

(d)                TITLE OF CLASS OF SECURITIES: Common Stock, par value
                   $0.01 per share

(e)                CUSIP NUMBER: 84610H108


2.  (a) - (c)      NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
                   OFFICE; AND CITIZENSHIP:

                   General Electric Capital Corporation
                   260 Long Ridge Road
                   Stamford, Connecticut  06927


                   Citizenship:   Delaware

(d)                TITLE OF CLASS OF SECURITIES: Common Stock, par value
                   $0.01 per share

(e)                CUSIP NUMBER:  84610H108


3.  (a) - (c)      NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
                   OFFICE; AND CITIZENSHIP:

                   General Electric Capital Services, Inc.
                   260 Long Ridge Road
                   Stamford, Connecticut  06927

                   Citizenship:   Delaware

(d)                TITLE OF CLASS OF SECURITIES: Common Stock, par value
                   $0.01 per share

(e)                CUSIP NUMBER:  84610H108


4.  (a) - (c)      NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
                   OFFICE; AND CITIZENSHIP:

                   General Electric Company
                   3135 Easton Turnpike
                   Fairfield, Connecticut  06431

                   Citizenship:   New York

(d)                TITLE OF CLASS OF SECURITIES: Common Stock, par value
                   $0.01 per share

(e)                CUSIP NUMBER:  84610H108


Item 3.            IF THIS STATEMENT IS FILED PURSUANT TO RULES
                   13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ]            Broker or Dealer registered under Section 15 of the Act
                   (15 U.S.C. 78o);

(b) [ ]            Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                   78c);

(c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d) [ ] Investment Company registered under Section 8 of the Investment Company Act (15 U.S.C. 80a-8);

(e) [ ]            An investment advisor in accordance with Section
                   240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person, in accordance with Section 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ]            Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


Item 4.            OWNERSHIP:


1.                 Gebam, Inc.

(a)                AMOUNT BENEFICIALLY OWNED: 929,371 shares of Common
                   Stock

(b)                PERCENT OF CLASS: 6.74%

(c)                NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                   (i)     sole power to vote or to direct the vote:

                           0

                   (ii)    shared power to vote or to direct the vote:

                           929,371

                   (iii)   sole power to dispose or to direct the
                           disposition of:

                           0

                   (iv) shared power to dispose or to direct the disposition of:

                           929,371


2.                 General Electric Capital Corporation

(a)                AMOUNT BENEFICIALLY OWNED:  929,371 shares of Class A
                   Common Stock

(b)                PERCENT OF CLASS:  6.74%

(c)                NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                   (i)     sole power to vote or to direct the vote:

                           0

                   (ii)    shared power to vote or to direct the vote:

                           929,371

                   (iii)   sole power to dispose or to direct the
                           disposition of:

                           0

                   (iv) shared power to dispose or to direct the disposition of:

                           929,371


3.                 General Electric Capital Services, Inc.

(a) AMOUNT BENEFICIALLY OWNED: Beneficial ownership of all shares is disclaimed.

(b)                PERCENT OF CLASS:  Disclaimed.  See (a) above.

(c)                NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                   (i)     sole power to vote or to direct the vote:

                           0

                   (ii)    shared power to vote or to direct the vote:

                           Disclaimed.  See (a) above.

                   (iii)   sole power to dispose or to direct the
                           disposition of:

                           0

                   (iv) shared power to dispose or to direct the disposition of:

                           Disclaimed.  See (a) above.


4.                 General Electric Company

(a) AMOUNT BENEFICIALLY OWNED: Beneficial ownership of all shares is disclaimed.

(b)                PERCENT OF CLASS:  Disclaimed.  See (a) above.

(c)                NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                   (i)     sole power to vote or to direct the vote:

                           0

                   (ii)    shared power to vote or to direct the vote:

                           Disclaimed.  See (a) above.

                   (iii)   sole power to dispose or to direct the
                           disposition of:

                           0

                   (iv) shared power to dispose or to direct the disposition of:

                           Disclaimed.  See (a) above.


Item 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                   Not applicable.


Item 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                   ANOTHER PERSON:

                   Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                   Not applicable.


Item 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                   See Exhibit 1 for Joint Filing Agreement.


Item 9.            NOTICES OF DISSOLUTION OF GROUP:


                   Not applicable.


Item 10.           CERTIFICATION:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 11, 2002

                                       GEBAM, INC.

                                       By:     /s/ Daniel Earle
                                           --------------------------------
                                           Name:   Daniel Earle
                                           Title:  President

                                       GENERAL ELECTRIC CAPITAL CORPORATION

                                       By:     /s/ Nancy E. Barton
                                           --------------------------------
                                           Name:   Nancy E. Barton
                                           Title:  Senior Vice President


                                       GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                       By:     /s/ Nancy E. Barton
                                           -------------------------------
                                           Name:   Nancy E. Barton
                                           Title:  Senior Vice President

                                       GENERAL ELECTRIC COMPANY

                                       By:    /s/  Nancy E. Barton
                                           --------------------------------
                                           Name:   Nancy E. Barton
                                           Title:  Attorney-in-Fact*

*  Filed Pursuant to a Power of Attorney Attached as Exhibit 2 to this
   Schedule 13G.